Exhibit 10.2


Ron Magruder by FAX

Dear Ron:

The purpose of this letter is to extend our offer of employment to you as outlined below.

it is our intent that you would join Cracker Barrel Old Country Store, Inc. as our President and Chief Operating Officer effective August 7, 1995 at a base salary of three hundred fifty thousand dollars per year. As we have discussed, you will participate in our Officers' Bonus Plan. As projected for the current fiscal year, that bonus would have been approximately one hundred percent of your base salary if you had been in position for this entire fiscal year.

As of the date of your signing and returning this offer letter, Cracker Barrel will award you an option on two hundred fifty thousand shares of CBRL stock at the market closing price on the previous day. Those options become vested on a schedule of one-third each year over three years. You will have ten years from the date of this grant to exercise these options, except in the case that your employment ends prior to that time, in which case you will have ninety days from the end date to exercise. You will also be eligible immediately to participate in the regular stock option program as granted by the Board of Directors. For your proposed position, these options are anticipated to be in the 25,000 to 50,000 share range annually.

We will provide a full, third-party relocation package.

In order to protect your interests in the non-vested options which you now have with Darden, we will provide a restricted stock grant program consisting of thirty two thousand shares of CBRL stock to be vested at twenty percent each year over five years. The first twenty percent will be vested one year from your start date of August 7, 1995.

We will provide a severance package consisting of:
1. One year's base salary and estimated bonus if involuntarily terminated for performance rather than cause, and
2. Six hundred thousand dollars which decreases by twenty percent per year over five years.

I believe that this fairly well outlines our discussions to date.
Please indicate your acceptance by signing below and returning this document to me. If you have any questions, please call.

Sincerely,

/s/ Frank J. McAvoy, Jr.
Frank J. McAvoy Jr.,
Vice President, Operations Services

Accepted:_______________________ Date:___________________